Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:

David M. Greene

Dreams, Inc.

Investor Relations

Phone: (954) 377-0002

Dreams, Inc. Announces Third Quarter Results

Third Quarter Revenues Increased 52% Over Prior Year;

Retail Stores Expanded to 13 Units; FansEdge acquisition completed in October;

Same Store December Sales (5 Units) Increased 20%

PLANTATION, FL., February 17, 2004 – Dreams, Inc. (OTC.OB:DRMS) today announced its financial results for the third quarter ended December 31, 2003.

For the third quarter of fiscal 2004 total revenues were $9.6 million, compared to $6.3 million for the same period last year, an increase of 52%. Income before taxes was $1.0 million this quarter versus $874,000 in the same quarter a year ago. Net income was $605,000 in the current quarter as compared to $522,000 last year, an increase of 16%.

For the nine months ended December 31, 2003 total revenues were $16.4 million, compared to $14.3 million for the same period last year, an increase of 15%. Income before taxes was $544,000 this year versus $1.3 million in the same period a year ago. Net income was $328,000 in the current year as compared to $770,000 last year.

Ross Tannenbaum, Dreams’ President and CEO commented, “We are very pleased, not only with the financial results of our fiscal third quarter, but also with the amount of growth we were able to achieve in such a short period of time because of the tremendous effort of our entire organization. Over the past few months, we expanded the company-owned retail stores to 13 stores, opening seven units since mid-September in time for the holiday season. This was a very challenging task. Additionally, we completed the acquisition of FansEdge, Inc. in October and generated significant retail revenues during the holiday season though www.fansedge.com, an e-commerce site which sells a diversified selection of sports licensed products.”

“Each of our two retail brands had considerable success during the quarter. Same store December sales for the five company-owned Field of Dreams stores which were open during both full important holiday periods increased 20% over the prior year. We were able to achieve the improvement because of our ability to better determine the proper product mix, pricing structure and further developing the customer base of each store. We have only been in the company-owned store since March 2002 and have been continually seeking better ways to drive sales and increase profits. We plan to continue to identify opportunities to open new stores and leverage the size of the chain, whenever possible, into better, preferred pricing structures for products and desirable leasing situations as we now have multiple stores in similar mall ownership structures.”

“FansEdge added a nice boost to the Company during the quarter. We completed the acquisition in October in time to capitalize on the important holiday season and we were able to generate significant revenue and profit through the FansEdge website. During the same period of time in the prior year (October through December) when FansEdge was separately owned, the website generated about half of the revenue it generated this year. The reason for the increase relates to the synergies employed by Dreams after the acquisition, increased awareness of the website and brand with internet shoppers due to marketing and promotional efforts and increased product offerings. Additionally, FansEdge entered into an agreement with Amazon.com in July 2003 to sell FansEdge products on Amazon’s website which generated significant incremental revenues. Orders for products, exclusive of Amazon related orders, increased approximately 75% over the same period last year. We look forward to continuing the growth and increasing the awareness of FansEdge as it represents our entry into retail commerce generated through the internet.”

“Also of interest, was The Greene Organization’s successful campaign with the release of Pete Rose’s autobiography MY PRISON WITHOUT BARS which attained #1 on The New York Times’ Best Sellers List in January”, concluded Mr. Tannenbaum.

Dreams, Inc. sets itself apart from other traditional memorabilia companies with diversified products and services provided through its operating subsidiaries. Mounted Memories, its wholesale division, is a leader in production of authentic sports and celebrity autographed memorabilia and collectibles. Field of Dreams, its exclusively licensed franchise system, has retail stores located in 37 premier shopping malls across the country, 13 of which are company-owned through Dreams Retail Corporation (“DRC”). Additionally, through DRC we generate e-commerce revenues through www.fansedge.com, an acquisition completed in October 2003. The Greene Organization organizes promotional and personal appearance events for current and former athletes. Farley Art features the artwork of the famous sports and celebrity artist, Malcolm Farley.

DREAMS, INC. TRADES PUBLICLY UNDER THE SYMBOL DRMS.

Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.